                                  EXHIBIT 10.27





                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                  DAWSON PRODUCTION SERVICES, INC., PURCHASER


                                       AND


                          MOBLEY COMPANY, INC., SELLER

                                       AND

                      MOBLEY ENVIRONMENTAL SERVICES, INC.,
                               SELLER STOCKHOLDER











--------------------------------------------------------------------------------
             THIS AGREEMENT CONTAINS IMPORTANT INDEMNITY PROVISIONS.
                          SEE PARTICULARLY ARTICLE VI.
--------------------------------------------------------------------------------

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                                TABLE OF CONTENTS
                                -----------------


ARTICLE I - PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1  Agreement to Sell. . . . . . . . . . . . . . . . . . . . . . . . . . 1
          (a)  Included Assets . . . . . . . . . . . . . . . . . . . . . . . . 2
          (b)  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . 3
     1.2  Agreement to Purchase. . . . . . . . . . . . . . . . . . . . . . . . 3
     1.3  The Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.4  Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . 4
     1.5  Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.6  Transfer Taxes; Recording Fees . . . . . . . . . . . . . . . . . . . 5

ARTICLE II - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS
          AND FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . 5
     2.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     2.2  Items to be Delivered at Closing . . . . . . . . . . . . . . . . . . 5
     2.3  Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE III - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . 7
     3.1  Representations and Warranties of Seller and Seller Stockholder. . . 7
          (a)  Corporate Existence . . . . . . . . . . . . . . . . . . . . . . 7
          (b)  Corporate Power; Authorization; Enforceable Obligations . . . . 7
          (c)  Validity of Contemplated Transactions, Etc. . . . . . . . . . . 8
          (d)  No Third Party Options. . . . . . . . . . . . . . . . . . . . . 8
          (e)  Financial Statements. . . . . . . . . . . . . . . . . . . . . . 8
          (f)  Taxes; Tax and Other Returns and Reports. . . . . . . . . . . . 8
          (g)  Books of Account. . . . . . . . . . . . . . . . . . . . . . . . 9
          (h)  Existing Condition. . . . . . . . . . . . . . . . . . . . . . . 9
          (i)  Title to Properties . . . . . . . . . . . . . . . . . . . . . . 9
          (j)  Compliance with Laws; Authorizations. . . . . . . . . . . . . .10
          (k)  Transactions With Affiliates. . . . . . . . . . . . . . . . . .10
          (l)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .10
          (m)  Contracts and Commitments . . . . . . . . . . . . . . . . . . .10
          (n)  Environmental Matters . . . . . . . . . . . . . . . . . . . . .11
          (o)  Real Properties . . . . . . . . . . . . . . . . . . . . . . . .14
          (p)  Availability of Documents . . . . . . . . . . . . . . . . . . .15
          (q)  Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
          (r)  Restrictions. . . . . . . . . . . . . . . . . . . . . . . . . .15
          (s)  Conditions Affecting Seller or Seller Stockholder . . . . . . .16
          (t)  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .16
          (u)  Personnel.. . . . . . . . . . . . . . . . . . . . . . . . . . .17
          (v)  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . .17
     3.2  Representations and Warranties of Purchaser. . . . . . . . . . . . .18

          (a)  Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .18
          (b)  Corporate Power and Authorization . . . . . . . . . . . . . . .18
          (c)  Validity of Contemplated Transactions, Etc. . . . . . . . . . .18
     3.3  Survival of Representations and Warranties and Covenants . . . . . .18

ARTICLE IV - AGREEMENTS PENDING CLOSING. . . . . . . . . . . . . . . . . . . .19

ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING. . . . . . . . . . . . . . . .19

ARTICLE VI - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .19
     6.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     6.2  Indemnification by Seller. . . . . . . . . . . . . . . . . . . . . .19
     6.3  Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . .20
     6.4  Limitations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     6.5  Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     6.6  Payment and Offset . . . . . . . . . . . . . . . . . . . . . . . . .22
     6.7  Failure to Pay Indemnification . . . . . . . . . . . . . . . . . . .22
     6.8  Adjustment of Liability. . . . . . . . . . . . . . . . . . . . . . .22
     6.9  Express Negligence . . . . . . . . . . . . . . . . . . . . . . . . .22
     6.10 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
          (a)  Negotiation Period. . . . . . . . . . . . . . . . . . . . . . .23
          (b)  Commencement of Arbitration . . . . . . . . . . . . . . . . . .23
          (c)  Consolidation of Hearings . . . . . . . . . . . . . . . . . . .23
          (d)  Discovery . . . . . . . . . . . . . . . . . . . . . . . . . . .23
          (e)  Conclusion of Arbitration . . . . . . . . . . . . . . . . . . .24
          (f)  Expenses of Arbitrators . . . . . . . . . . . . . . . . . . . .24
     6.11 Other Rights and Remedies Not Affected . . . . . . . . . . . . . . .24

ARTICLE VII - POST CLOSING MATTERS . . . . . . . . . . . . . . . . . . . . . .24
     7.1  Discharge of Business Obligations. . . . . . . . . . . . . . . . . .24
     7.2  Maintenance of Books and Records . . . . . . . . . . . . . . . . . .24
     7.3  Payments Received. . . . . . . . . . . . . . . . . . . . . . . . . .25
     7.4  Use of Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     7.5  Inquiries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     7.6  [OMITTED]. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     7.7  Transition Period. . . . . . . . . . . . . . . . . . . . . . . . . .25
          (a)  Collections . . . . . . . . . . . . . . . . . . . . . . . . . .25
          (b)  Accounting. . . . . . . . . . . . . . . . . . . . . . . . . . .25
          (c)  Licenses and Permits. . . . . . . . . . . . . . . . . . . . . .26
     7.8  Accounting Records . . . . . . . . . . . . . . . . . . . . . . . . .26
     7.9  Nondisclosure of Proprietary Information . . . . . . . . . . . . . .26
     7.10 Contact with Former Employees. . . . . . . . . . . . . . . . . . . .26
     7.11 Accrued Vacation . . . . . . . . . . . . . . . . . . . . . . . . . .26
     7.12 Assumed Obligations. . . . . . . . . . . . . . . . . . . . . . . . .26
     7.13 Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . . .26

     7.14 Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     7.15 Additional Obligations . . . . . . . . . . . . . . . . . . . . . . .27
     7.16 Press Release. . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     7.17 Operation of Radio . . . . . . . . . . . . . . . . . . . . . . . . .27

ARTICLE VIII - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE IX - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .28
     9.1  Finders' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     9.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     9.3  Assignment and Binding Effect. . . . . . . . . . . . . . . . . . . .28
     9.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     9.5  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     9.6  No Benefit to Others . . . . . . . . . . . . . . . . . . . . . . . .29
     9.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .29
     9.8  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     9.9  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
     9.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     9.11 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     9.12 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     9.13 Specific Performance . . . . . . . . . . . . . . . . . . . . . . . .30
     9.14 Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . .30
     9.15 Good Faith . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     9.16 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .31

DEFINITIONS:
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The definition of "401(k) PLAN" can be found in Section 3.1(t).
The definition of "ACCOUNTS RECEIVABLE" can be found in Section 1.1(a)(xiii). The definition of "AFFECTED EMPLOYEES" can be found in Section 3.1(t).
The definition of "AGREEMENT" can be found on page 1.
The definition of "ASSETS" can be found in Section 1.1.
The definition of "ASSIGNED CONTRACTS" can be found in Section 1.1(a)(iv).
The definition of "ASSUMED LIABILITIES" can be found in Section 1.4(a).
The definition of "AUTHORIZATIONS" can be found in Section 3.1(j).
The definition of "BUSINESS" can be found on page 1.
The definition of "CLOSING" can be found in Section 2.1.
The definition of "CLOSING DATE" can be found in Section 2.1.
The definition of "CONTAMINATION" can be found in Section 3.1(n)(i)(A).
The definition of "CONTRACTS" can be found in Section 3.1(c)(iv).
The definition of "DAMAGES" can be found in Section 6.2.
The definition of "DISPUTE NOTICE" can be found in Section 6.10(a).
The definition of "EFFECTIVE DATE" can be found on page 1.
The definition of "EMPLOYEE BENEFIT PLAN" can be found in Section 3.1(t)(ii). The definition of "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" can be found in
Section 3.1(n)(i)(B).
The definition of "ENVIRONMENTAL LOSS" can be found in Section 3.1(n)(i)(C).
The definition of "EQUIPMENT" can be found in Section 1.1(a)(viii).
The definition of "EQUIPMENT LEASES" can be found in Section 1.1(a)(vii).
The definition of "ERISA" can be found in Section 3.1(t).
The definition of "EXCLUDED ASSETS" can be found in Section 1.1(b).
The definition of "FEE PROPERTIES" can be found in Section 1.1(a)(i).
The definition of "FINAL ARBITRATOR" can be found in Section 6.10(b).
The definition of "FUEL AND INVENTORY" can be found in Section 1.1(a)(xii).
The definition of "GOVERNMENTAL ENTITY" can be found in Section 6.1(a).
The definition of "HAZARDOUS SUBSTANCE" can be found in Section 3.1(n)(i)(D) and
Section 9.11.
The definition of "INDEMNITEE" can be found in Section 6.1(b).
The definition of "INDEMNITOR" can be found in Section 6.1(c).
The definition of "IRS" can be found in Section 3.1(t)(i).
The definition of "LEASED PROPERTIES" can be found in Section 1.1(a)(ii).
The definition of "NEGOTIATION PERIOD" can be found in Section 6.10(a).
The definition of "NOTE" can be found in Section 1.3.
The definition of "PERMITS" can be found in Section 1.1(a)(xi).
The definition of "PERMITTED LIENS" can be found in Section 3.1(i).
The definition of "PERSON" can be found in Section 9.11.
The definition of "PERSONAL PROPERTY" can be found in Section 1.1(a)(x).
The definition of "POTENTIAL EMPLOYEES" can be found in Section 7.1.
The definition of "PROPERTY TAXES" can be found in Section 1.5.
The definition of "PROPRIETARY INFORMATION" can be found in Section 7.9.

The definition of "PURCHASE PRICE" can be found in Section 1.3.
The definition of "PURCHASER" can be found on page 1.
The definition of "PURCHASER LOSSES" can be found in Section 6.2.
The definition of "REAL PROPERTIES" can be found in Section 1.1(a)(ii).
The definition of "REAL ESTATE LEASES" can be found in Section 3.1(o)(i)(A).
The definition of "RECORDS" can be found in Section 1.1(a)(ix).
The definition of "REGULATIONS" can be found in Section 3.1(j).
The definition of "RELEASE" can be found in Section 3.1(n)(i)(E).
The definition of "REMEDIATION" can be found in Section 3.1(n)(i)(F).
The definition of "SELLER" can be found on page 1.
The definition of "SELLER LOSSES" can be found in Section 6.3.
The definition of "SELLERS' DOCUMENTS" can be found in Section 3.1(b).
The definition of "SELLER STOCKHOLDER" can be found on page 1.
The definition of "SUB STOCK" can be found in Section 1.1(a)(v).
The definition of "SURVIVAL PERIOD" can be found in Section 3.3.
The definition of "TAX RETURNS" can be found in Section 3.1(f).
The definition of "TAXES" can be found in Section 3.1(f).
The definition of "THIRD PARTY CLAIMS" can be found in Section 6.5(b).
The definition of "TRADEMARKS" can be found in Section 1.1(a)(iii).
The definition of "TRANSITION PERIOD" can be found in Section 7.7.
The definition of "VEHICLE OPERATING LEASES" can be found in Section 1.1(a)(vi). The definition of "VEHICLES" can be found in Section 1.1(a)(v).

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of the 20th day of January, 1997 ("EFFECTIVE DATE"), is entered into by and among Mobley Company, Inc., a Texas corporation ("SELLER"), Mobley Environmental Services, Inc., a Delaware corporation (the "SELLER STOCKHOLDER") and Dawson Production Services, Inc., a Texas corporation ("PURCHASER").


                                    RECITALS:

     A. Seller is engaged in the oil field service business and in other businesses.

     B.   Seller Stockholder owns 100% of the capital stock of Seller.

     C    Purchaser is engaged in the oil field servicing business and desires to purchase, as described below, all of the oil field servicing business operations and oil field servicing business assets of Seller currently used or usable by Seller in its oil field servicing business (the "BUSINESS");

     D. The respective Boards of Directors of Purchaser, Seller and Seller Stockholder have approved this Agreement and the transactions contemplated by this Agreement; and

     E. Subject to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Business and substantially all of the assets of Seller used in the Business.

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:


                          ARTICLE I - PURCHASE AND SALE

     1.1 AGREEMENT TO SELL. At the Closing (as defined in Section 2.1), and except as otherwise specifically provided in this Section 1.1, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (a) the Business as a going concern, and (b) all of the assets, properties and rights of Seller constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights, together with the Sub Stock as hereinafter defined, are herein sometimes collectively referred to as the "ASSETS"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as defined in Section 3.1(i)).

          (a) INCLUDED ASSETS. The Assets shall include, without limitation, the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting the Business:

            (i) all interests of Seller in all real properties that are owned by Seller and used primarily in connection with, or necessary to the operation of, the Business, including but not limited to the properties identified in SCHEDULE 1.1(a)(i), all of which will be owned at the Closing free and clear of all leases, liens or other encumbrances (the "FEE PROPERTIES") except for Permitted Liens;

           (ii) all of Seller's interests as lessee in all real property and offices leased or subleased to Seller, including but not limited to the properties identified in SCHEDULE 1.1(a)(ii) (the "LEASED PROPERTIES" and, together with the Fee Properties, the "REAL PROPERTIES");

          (iii) all of Seller's rights, title and interest in and to the trade names, trademarks and service marks, and the goodwill, if any, associated therewith, to the extent transferable, whether or not the trade names, trademarks and service marks are the subject of registration or applications for registration, including but not limited to those marks and names described in
SCHEDULE 1.1(a)(iii) (the "TRADEMARKS");

           (iv) those Contracts (as hereinafter defined), exclusive of all leases of personal property, to which Seller is a party described in SCHEDULE 1.1(a)(iv) (collectively, the "ASSIGNED CONTRACTS");

            (v) all of the issued and outstanding stock of Mobley Vehicle Acquisition Corp. (the "SUB STOCK") which, as of the Closing Date, will own all of the vehicles (the "VEHICLES") described in SCHEDULE 1.1(a)(v);

           (vi) all of Seller's rights as lessee in and to operating leases of vehicles, all of which are described in SCHEDULE 1.1(a)(vi) (the "VEHICLE OPERATING LEASES"), subject to the consents of lessors, if required; provided however, if the parties are not able to obtain the lessors' consents, Purchaser shall prepay or refinance the amounts owing under the Vehicle Operating Leases and Seller shall take all such actions as may be necessary or appropriate to enable Purchaser to accomplish such prepayment or refinancing;

          (vii) all of Seller's rights in and to operating leases of personal property other than vehicles, all of which are described in SCHEDULE 1.1(a)(vii) (the "EQUIPMENT LEASES"), subject to the consents of lessors, if required;

         (viii) all office furniture, fixtures and equipment owned by Seller and all other equipment, parts, materials, supplies, furniture and fixtures owned by Seller including, without limitation, the equipment, furniture, fixtures, computers, servers, local area network systems, intranet systems, financial accounting equipment, and systems described on SCHEDULE 1.1(a)(viii) (collectively, the "EQUIPMENT");

           (ix) all books, records, correspondence, files, plans and other documents and instruments of Seller, including customer information relating to the Business or to the Assets (collectively, the "RECORDS");

            (x) all other intangible and tangible personal property, all technologies, methods, formulations, data bases, trade secrets, customer lists, know-how, inventions and other intellectual property used in the Business or under development, and owned, leased or licensed by Seller, all of which is described on SCHEDULE 1.1(a)(x) (collectively, the "PERSONAL PROPERTY");

           (xi) all permits, authorizations, certificates, approvals, registrations, or other approvals and licenses granted by any federal, state, local or foreign court, arbitrator or administrative or Governmental Entity (as hereinafter defined) in connection with the Business, which are described on
SCHEDULE 1.1(a)(xi) (collectively, the "PERMITS"); and

          (xii) all motor fuel and inventory on hand on the Closing Date, including without limitation, all motor fuel, oil, lubricants, drilling mud and other items of tangible personal property of similar character (collectively, the "FUEL AND INVENTORY");

         (xiii) all of Seller's customers' accounts receivable relating to the Business in existence on the Closing Date, including but not limited to those listed on SCHEDULE 1.1(a)(xiii) (excluding those collected as of the Closing Date) (collectively, the "ACCOUNTS RECEIVABLE"); and

          (xiv) all other property, either real or personal, not listed in this Section 1.1(a) or excluded by Section 1.1(b), which is owned by the Seller or Seller Stockholder and is reasonably necessary to operate the Business.

          (b) EXCLUDED ASSETS. The Assets shall not include the corporate seals, certificates of incorporation, minute books, stock books, or other records having to do with the corporate organization of Seller Stockholder and Seller, or any of Seller Stockholder's subsidiaries, cash, Seller's prepaid items and the deposits not subject to proration under Section 1.5; the Assets additionally shall not include any items listed on SCHEDULE 1.1(b), the rights which accrue or will accrue to Seller under this Agreement, the rights to any of Seller's claims for any federal, state, local, or foreign tax refunds, Seller's financial and accounting records not relating to the Business, or the other assets, properties or rights not used in the normal course of operations of the Business, all of which are referred to in this Agreement as the "EXCLUDED ASSETS."

     1.2 AGREEMENT TO PURCHASE. At the Closing, Purchaser shall purchase the Assets from Seller upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (as defined in Section 1.3). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller, but only to the extent expressly provided in Section 1.4. Except as expressly provided in Section 1.4, Purchaser shall not assume or be responsible for any liabilities or obligations based on events occurring prior to Closing relative to the Assets, the Business, Seller or Seller Stockholder.

     1.3 THE PURCHASE PRICE. In consideration of the transfer to Purchaser of the Assets, Purchaser shall pay $5,416,650.74 (the "PURCHASE PRICE"), $4,916,650.74 of which shall be paid by wire transfer at the Closing and $500,000 of which shall be paid by delivery at the Closing of a subordinated promissory note (the "NOTE"). Notwithstanding the foregoing, however, the Purchase Price shall be reduced (by a reduction in the amount wire transferred to Seller at the Closing) by the amount, if any, determined in accordance with Sections 1.5, 1.6, and 7.11 of this Agreement.

     1.4  ASSUMPTION OF LIABILITIES.

          (a) At the Closing and except as otherwise specifically provided in this Section 1.4, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the liabilities and obligations of Seller set forth on SCHEDULE 1.4(a) (the "ASSUMED LIABILITIES").

          (b) Notwithstanding Section 1.4(a), it is expressly understood that, other than obligations and liabilities expressly assumed in Section 1.4(a), Purchaser shall not be liable for, and shall not assume, any of Seller's or Seller Stockholder's obligations or liabilities, whether known or unknown, matured or unmatured, or fixed or contingent, including but not limited to liabilities relating to events occurring prior to the Closing, any Taxes (as hereinafter defined, other than those pro rated as of the Closing Date), or any liabilities under any Employee Benefit Plans of Seller. Seller shall remain obligated to pay and discharge any liabilities and obligations not expressly assumed by Purchaser hereby. Seller hereby agrees that it will indemnify Purchaser for any liabilities of Seller not expressly assumed by Purchaser pursuant to Section 1.4(a).

     1.5 PRORATIONS. All annual or periodic ad valorem fees, taxes and assessments, licensing fees and vehicle use fees, and similar charges imposed by taxing authorities on the Assets (collectively, "PROPERTY TAXES") shall be borne and paid (a) by Seller for all full tax years or periods ending before the date of the Closing and for that portion of any tax year or period ending on or after the effective date of Closing from the date of commencement of such year or period to the date immediately preceding the effective date of the Closing and
(b) by Purchaser for all full tax years or periods beginning on or after the effective date of Closing and for that portion of any tax year or period ending on or after the effective date of the Closing from and including the effective date of Closing to the final date of such year or period, regardless of when or by which party such Property Taxes are actually paid to the applicable taxing authority. In addition, all rents and other lease charges, power and utility charges, license or other fees, Assigned Contracts, and similar items shall be allocated between Purchaser and Seller effective as of 12:01 a.m. on the effective date of the Closing. Such allocations shall be determined and payment accordingly made from one party to the other, as the case may be, on the date of the Closing to the extent they are known and agreed to by Purchaser and Seller; otherwise such allocations shall be determined and payment made (effective as of 12:01 a.m. on the effective date of the Closing) as soon as practicable but not later than the date 30 days thereafter. All work for customers of Seller which is unbilled at Closing shall be prorated to the Closing Date, invoiced by Purchaser in the name of Seller, with such invoices deemed to be Accounts Receivable conveyed to Purchaser pursuant to the terms of this Agreement.

     1.6  TRANSFER TAXES; RECORDING FEES.

          (a) Purchaser and Seller acknowledge and agree that the Purchase Price includes and is inclusive of any and all sales, use, transfer or other similar Taxes (as hereinafter defined) imposed as a result of the consummation of the transactions contemplated by this Agreement and Seller hereby agrees to indemnify Purchaser against, and agrees to protect, save and hold Purchaser harmless from, any loss, liability, obligation or claim (whether or not ultimately successful) for sales, use, transfer or other similar Taxes (and any interest, penalties, additions to tax and fines thereon or related thereto) imposed as a result of the consummation of the transactions contemplated by this Agreement.

          (b) Purchaser shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Assets from Seller to Purchaser.

          (c) Purchaser is purchasing certain of the Fuel and Inventory for resale and shall deliver to Seller on the Closing Date a certificate certifying that the Fuel and Inventory is being purchased for resale to the extent stated therein.


                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                   THIRD PARTY CONSENTS AND FURTHER ASSURANCES

     2.1 CLOSING. Subject to the terms and conditions of this Agreement, the execution of documents relative to the sale and purchase of the Assets shall be held at Jenkens & Gilchrist, A Professional Corporation, in Austin, Texas at 10:00 a.m., January 20, 1997. The effective date and time of the Closing (referred to herein as the "CLOSING" or "CLOSING DATE") shall be 12:01 a.m., January 20, 1997, and all risk of loss shall be borne by Seller until such Closing Date time, and thereafter all such risk of loss shall be borne by Buyer.

     2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions contained in this Agreement,

          (a)  Seller shall deliver to Purchaser the following:

            (i) bills of sale with covenants of warranty of title, assignments, stock certificates representing the Sub Stock, together with executed stock powers, warranty deeds, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to and vest in Purchaser all of Seller's right, title and interest in and to the Assets;

           (ii) all of the certificates, certificates of title, Contracts, customer lists, supplier lists, Vehicle Operating Leases, Equipment Leases, Accounts Receivable, Real Estate Leases assumed by Purchaser, all correspondence, files, plans and other documents and instruments, books, Records, and data belonging to Seller which are part of the Assets;

          (iii) a Closing Certificate from Seller and Seller Stockholder, dated January 20, 1997, certifying that all representations and warranties of Seller and Seller Stockholder contained in this Agreement or in any Schedule, certificate or document delivered by Seller or Seller Stockholder to Purchaser pursuant to the provisions of this Agreement are true on the Closing Date and that Seller and Seller Stockholder have performed and complied in all material respects with all of their obligations under this Agreement to be performed or complied with by them prior to or at the Closing and certifying that Seller and Seller Stockholder have obtained all consents and approvals required with respect to either of them or the Business except as otherwise set forth on a Schedule hereto;

           (iv) a written opinion of Brown McCarroll & Oaks Hartline, Austin, Texas, outside counsel for Seller, dated January 20, 1997, reasonably satisfactory to Purchaser;

            (v) certificates issued by the Secretary of State of the State of Texas and by the Secretary of State of Delaware, as appropriate, evidencing the existence of Seller and Seller Stockholder, as of a date not more than five calendar days prior to January 20, 1997 and a certificate issued by the Texas Comptroller of Public Accounts evidencing that all applicable state franchise taxes have been paid by Seller; and simultaneously with such delivery, Seller shall take all steps as may be reasonably required to put Purchaser in actual possession and operating control of the Assets.

          (b)  Purchaser shall deliver to Seller the following:

            (i) the wire transfer of the Purchase Price less adjustments, if any, in accordance with Section 1.3(a);

           (ii)     a fully executed Assignment of Contracts;

          (iii) a written opinion of Jenkens & Gilchrist, A Professional Corporation, counsel for Purchaser, dated January 20, 1997, reasonably satisfactory to Seller.

     2.3 THIRD PARTY CONSENTS. To the extent that Seller's rights under any Contracts, Authorizations (as defined in Section 3.1(j)), Permits, Vehicle Operating Leases, Equipment Leases, Real Estate Leases assumed by Purchaser, or other Assets to be assigned to Purchaser hereunder may not be assigned without the consent of another person, which consent has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible after Closing. If any such consents are not obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and by the terms of any documents affecting the Asset, at Seller's expense, shall act for one year after the Closing as Purchaser's agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by law and by the terms of any document affecting the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Seller and Seller Stockholder jointly and severally agree to indemnify and hold Purchaser harmless from any failure to obtain any such third party consent, including without limitation any termination fee or assignment fee provided for in such agreement, but not any consequential damages related thereto.

     2.4 FURTHER ASSURANCES. Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to
Section 1.4. Each of the parties will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. If Seller dissolves within one year following the Closing Date, effective as of the dissolution of Seller, Seller hereby irrevocably appoints Purchaser or Purchaser's substitute as its attorney-in-fact coupled with an interest and with full power of substitution to carry out the provisions of this Section 2.4.


                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER STOCKHOLDER. Seller and Seller Stockholder, jointly and severally, hereby represent and warrant to Purchaser that the following statements are true and correct, except as set forth on the Schedules, each of which scheduled exceptions shall specifically identify the relevant section of this Agreement to which it relates and shall be deemed to be representations and warranties as if made hereunder:

          (a) CORPORATE EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and Seller Stockholder is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business requires it to be so qualified, all of which jurisdictions are listed on
SCHEDULE 3.1(a).

          (b) CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Seller and Seller Stockholder each have the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller and Seller Stockholder have been duly authorized by all necessary corporate action as of the Closing Date. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller or Seller Stockholder in accordance with the provisions hereof (collectively, the "SELLERS' DOCUMENTS") will be duly executed and delivered on behalf of Seller and Seller Stockholder by duly authorized officers or directors of Seller and Seller Stockholder and this Agreement constitutes, and the Sellers' Documents when executed and delivered will constitute, the legal, valid and binding obligation of Seller and Seller Stockholder enforceable against Seller and Seller Stockholder in accordance with their respective terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. The Boards of Directors of Seller and Seller Stockholder have approved this Agreement and the transactions contemplated hereby.

          (c) VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. Except as provided on SCHEDULE 3.1(c), the execution, delivery and performance of this Agreement by Seller and Seller Stockholder does not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other person under:

            (i) any Regulation (as hereinafter defined) to which Seller or Seller Stockholder is subject,

           (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which is applicable to Seller or Seller Stockholder,

          (iii) the charter documents of Seller or Seller Stockholder or any securities issued by Seller or Seller Stockholder, or

           (iv) any material mortgage, indenture, undertaking, note, bond, debenture, letter of credit, commitment, agreement, contract, lease, Authorization, Assigned Contract (including but not limited to Vehicle Operating Leases and Equipment Leases) or other instrument, or understanding, whether or not assigned hereby (collectively, the "CONTRACTS"), by which Seller or Seller Stockholder may have rights or by which any of the Assets may be bound or affected.

No fact or condition exists which would give any party to a Contract the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Seller Stockholder in or to the Assets. Except as aforesaid, no Authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by Seller and Seller Stockholder.

          (d) NO THIRD PARTY OPTIONS. No person has any existing agreements, options, commitments or rights to acquire any of the Assets or any interest therein.

          (e) FINANCIAL STATEMENTS. Seller has attached as SCHEDULE 3.1(e) Seller's internally generated, unaudited statements of operations for the 11-month period ended November 30, 1996, which reports fairly present, in all material respects, the revenues and direct and indirect expenses of the Business for the periods therein indicated, and contain all adjustments necessary to present fairly, in all material respects, the results of operations of the Business for the periods therein set forth.

          (f)  TAXES; TAX AND OTHER RETURNS AND REPORTS.  Except as set forth on
Schedule 3.1(l), item 2, all federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller or Seller Stockholder and affecting the Assets or the Business (the "TAX RETURNS") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees, duties and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, gross receipts, value-added, privilege, property, ad valorem, franchise, license, school transfer, mortgage recording, customs, withholding, estimated and other tax or similar governmental charge or imposition under laws of the United States or any state, county, or municipal entity, agency or instrumentality or political subdivision thereof or any foreign country or political subdivision thereof) insofar as same may affect the Assets or the Business (the "TAXES") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property and events covered thereby. All Taxes, including, without limitation, those which are called for by the Tax Returns, have been properly accrued or timely paid. Purchaser will have no liability to any person or taxing authority for Taxes relating to actions or events occurring on or prior to the Closing Date, except as otherwise provided by Section 1.5. Seller and Seller Stockholder's warranties and representations under this Section 3.1(f) shall be construed consistently with Section 1.5.

          (g) BOOKS OF ACCOUNT. The books, records and accounts of Seller maintained with respect to the Business and the Assets fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Business.

          (h) EXISTING CONDITION. During the 12-month period preceding the Closing Date, neither Seller nor Seller Stockholder has (i) entered into any transaction affecting the Business or the Assets except in the ordinary course of business, consistent with past practice; (ii) encumbered or transferred any assets which would have been included in the Assets if the Closing had been held on November 30, 1996 or on any date since then except in the ordinary course of business, consistent with past practice; (iii) subjected any of the Assets to any lien or other encumbrance of any nature whatsoever, except in the ordinary course of business, consistent with past practice, and except for Permitted Liens (defined in Section 3.1(i)); (iv) made any amendment or termination of any material agreement affecting the Business or the Assets, or canceled, modified or waived any rights of substantial value affecting the Business or the Assets, whether or not in the ordinary course of business; (v) changed any of the accounting principles followed by it or the methods of applying such principles;
(vi) increased the compensation of any of the Affected Employees (as hereinafter defined) other than in the ordinary course of business; or (vii) suffered any loss, whether or not covered by insurance, (a) materially and adversely affecting the Business or Assets or (b) of any items if such loss individually represents a loss of $10,000 or more individually or $100,000 or more in the aggregate.

          (i) TITLE TO PROPERTIES. Notwithstanding anything herein to the contrary, Seller has good, valid and marketable title (or in the case of real property, indefeasible title) to all of its assets, real, personal and mixed, which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all assets reflected on the Schedules hereto, free and clear of all liens (including but not limited to tax liens), claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real or personal property taxes not yet due and payable; (ii) Real Properties as to which Seller is the lessee; and (iii) liens and other exceptions to title as disclosed in SCHEDULES 3.1(i) (collectively, "PERMITTED LIENS").

          (j) COMPLIANCE WITH LAWS; AUTHORIZATIONS. Seller and Seller Stockholder have complied in all material respects with each, and is not in material violation of any, law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or Assets is subject ("REGULATIONS"). Seller owns, holds, possesses or lawfully uses in the operation of the Business all permits, franchises, licenses, easements, rights, applications, filings, registrations and other authorizations ("AUTHORIZATIONS") which are in any material respect necessary for it to conduct the Business as now conducted or for the ownership and use of the Assets in the conduct of the Business. Seller is in compliance with all Regulations related to the Authorizations. All such Authorizations are listed and described in
SCHEDULE 3.1(j). Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization. Seller has not received any notice that any of the Authorizations used by Seller in the operation of the Business would not or cannot be renewed or continued in the ordinary course of business, and to Seller's knowledge, all such Authorizations are renewable by Seller by their terms or in the ordinary course of business.
No person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization.

          (k) TRANSACTIONS WITH AFFILIATES. Any material transactions between Seller and its affiliates affecting the Business or the Assets and occurring since December 31, 1995 have been upon terms substantially comparable to those that would have been available to Seller from third parties in arms length transactions.

          (l) LITIGATION. Except as set forth on SCHEDULE 3.1(l), no litigation or administrative proceeding, including any arbitration, investigation or other proceeding of or before any court, arbitrator or Governmental Entity is pending or, to the best knowledge of Seller and Seller Stockholder, threatened against Seller or Seller Stockholder, which relates to the Business or Assets or the transactions contemplated by this Agreement, nor does Seller or Seller Stockholder, know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could reasonably be expected to adversely affect the Assets or Business, or the transactions contemplated hereby. Neither Seller nor Seller Stockholder is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which may materially adversely affect the Assets or Business, or the transactions contemplated hereby.

          (m) CONTRACTS AND COMMITMENTS. Except as set forth on SCHEDULE 3.1(m), neither Seller nor Seller Stockholder is a party to any written or oral:

            (i) lease under which Seller or Seller Stockholder is either lessor or lessee relating to the Assets or any property at which the Assets are located other than those set forth on the Schedules to this Agreement;

           (ii) Contract or agreement for any capital expenditure or leasehold improvement in excess of $50,000 relating to the Assets or Business; or

          (iii) Contract or agreement limiting or restraining Seller, its successor or assigns from engaging or competing in any manner in the Business, nor, to Seller's or Seller Stockholder's knowledge, is any employee of Seller engaged in the conduct of the Business subject to any such Contract.

Each of the Contracts and agreements listed in SCHEDULE 3.1(m), and each other Assigned Contract, including but not limited to Vehicle Operating Leases and Equipment Leases under which Purchaser is to acquire rights or obligations hereunder, is valid and enforceable in accordance with its terms; Seller is, and to Seller's and Seller Stockholder's knowledge all other parties thereto are, in compliance with the provisions thereof; Seller is not, and to Seller's and Seller Stockholder's knowledge no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and to Seller's and Seller Stockholder's knowledge no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such Contract or agreement, in the reasonable opinion of Seller and Seller Stockholder, contains any requirement with which there is a reasonable likelihood Seller or, to Seller's and Seller Stockholder's knowledge, any other party thereto will be unable to comply.

          (n)  ENVIRONMENTAL MATTERS.

               (i) DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

                    A. "CONTAMINATION" shall mean the Release of Hazardous Substances in, on, underlying or surrounding (including into air, soils, surface water or groundwater) the Real Properties, including migration of or depositing of Hazardous Substances onto or from adjoining or neighboring properties or the Release or presence of Hazardous Substances from or associated with the operations conducted on any one or more of the Real Properties when such Hazardous Substances have been transported to any other offsite location.

                    B. "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall mean any and all federal, state or local laws (including common law), rules, regulations, orders, agreements, ordinances, writs, judgments, injunctions, decrees or determinations, or similar requirements, whether issued by a court or a Governmental Entity, relating to the protection of the environment, the Release of any Hazardous Substances into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Substances, public health and safety, or employee health and safety, including laws relating to emissions, discharges, Releases, or threatened releases of pollutants, Contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, soils, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including, without limitation, the Clean Air Act, the Toxic Substance Control

Act, the Clean Water Act, the Oil Pollution Act of 1990, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act of 1970, all as amended, including similar state or local laws).

                    C. "ENVIRONMENTAL LOSS" shall mean any and all claims, damages, losses, expenses, costs, deficiencies, penalties, liens, interests, fines, assessments, charges, compensation, obligations and liabilities of any kind, whether known or unknown, imposed by private parties or Governmental Entities in civil, criminal or administrative proceedings, or incurred by, under or pursuant to Environmental, Health and Safety Laws, whether based on negligence, strict liability or otherwise, under any theory or process of recovery or relief, at law or at equity, including Remediation, restoration, abatement, investigation, testing, monitoring, personal injury, death and property damage costs, business losses, contribution for, or recovery of such costs under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or similar state or federal laws, and reasonable attorneys' fees, court costs and interest paid or accrued, related to Contamination of the Real Properties or third party claims involving the presence of Hazardous Substances at offsite locations arising from Seller's operations or activities, including but not limited to transportation or disposal activities.

                    D. "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous substance, material or waste, pollutant, petroleum or petroleum derived substance or waste, salt water, oil and gas waste, radioactive substance, material or waste, asbestos containing materials, or any constituent of any such substance or waste regulated under or defined by or pursuant to any Environmental, Health and Safety Law.

                    E. "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of the Real Properties, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater of the Real Properties or adjoining properties.

                    F. "REMEDIATION" shall mean all actions, whether undertaken pursuant to judicial or administrative order or otherwise, reasonably necessary to comply with applicable Environmental, Health and Safety Laws, to
(a) investigate, clean up, remediate, remove, treat, cover or in any other way adjust Hazardous Substances in or around the Real Properties; or (b) prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment.

               (ii) REPRESENTATIONS AND WARRANTIES. The parties agree that the following representations and warranties shall govern in the event of any conflict between the provisions of this Section 3.1(n) and any other provision of this Agreement or of the other agreements or conveyance instruments contemplated hereby. Seller and Seller Stockholder, jointly and severally, represent and warrant that, except as otherwise set forth on SCHEDULE 3.1(n), the following statements are true and correct:

                    A. Seller has obtained all Authorizations, including permits, which are required in connection with the conduct of the Business under Environmental, Health and Safety Laws;

                    B. Seller is in compliance in all material respects in the conduct of the Business with all terms and conditions of the required Authorizations, and is also in compliance in all material respects with all Environmental, Health and Safety Laws and with any plan required by law, order, decree, judgment, or injunction entered, promulgated or approved thereunder, and, to the best of Seller's knowledge, with any notice or demand letter issued thereunder;

                    C. Seller has not received any notice, demand or threat that could reasonably form the basis of any claim, demand, suit, proceeding, hearing, study or investigation arising out of the handling or Release of any Hazardous Substance in the conduct of the Business and is not aware of any circumstance that could reasonably prevent compliance with any Environmental, Health and Safety Laws or interfere with the conduct of the Business;

                    D. There is no civil, criminal or administrative action, suit, order, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to Seller's knowledge, threatened against Seller in connection with the conduct of the Business relating in any way to any Environmental, Health and Safety Laws;

                    E. Seller agrees to reasonably cooperate with Purchaser, both prior to and following the Closing, in connection with Purchaser's application for the transfer, renewal or issuance of any Authorizations or Purchaser's efforts to satisfy any Environmental, Health and Safety Laws involving the Business;

                    F. In the ordinary course of operating the Business, Seller has handled, disposed of or arranged for the disposal of Hazardous Substances in compliance with applicable Environmental, Health and Safety laws and Authorizations. To Seller's and Seller Stockholder's knowledge, Seller has not exposed any employee to any Hazardous Substance or condition or owned or operated any Assets in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to, or for investigation and Remediation of, any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Laws or Authorizations;

                    G. To Seller's and Seller Stockholder's knowledge, all of the Real Properties are free from Contamination;

                    H. Seller has provided Purchaser all material information in Seller's control or possession relating to: (1) the existence of Contamination on or affecting all Assets; (2) compliance with all Environmental, Health and Safety Laws; and (3) any alleged or actual Environmental Losses; and

                    I. No oral or written agreements, including but not limited to indemnity or cleanup agreements, exist between Seller or Seller Stockholder and any third parties, relating to or concerning the environmental, safety or health conditions of the Assets.

          (o)  REAL PROPERTIES.

            (i)     REAL ESTATE LEASES.

                    A. Seller and Seller Stockholder have delivered to Purchaser a true and complete copy of every real estate lease and sublease that is in writing to which Seller is a tenant or subtenant as to each of the Leased Properties described on SCHEDULE 1.1(a)(ii) (the "REAL ESTATE LEASES");

                    B. Each Real Estate Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed in SCHEDULE 1.1(a)(ii) or SCHEDULE 3.1(o), and neither Seller nor the landlord or sublessor under any Real Estate Lease is in material default under any of the Real Estate Leases, and, other than provisions in the Real Estate Leases permitting termination without cause, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublessor under any Real Estate Lease to terminate any Real Estate Lease; and

                    C. At Closing, Seller shall assign to Purchaser all right, title and interest of Seller in and to all Real Estate Leases and shall deliver to Purchaser originals or copies of all consents required for such assignments. All security deposits made by Seller pursuant to any of the Real Estate Leases, including, but not limited to, the security deposits listed in SCHEDULE 3.1(o), together with all interest earned on such deposits shall be retained by Purchaser pursuant to SCHEDULE 1.1(b) or shall be reimbursed by Purchaser to Seller at the Closing or as soon thereafter as practicable.

           (ii) ZONING. To the best of Seller and Seller Stockholder's knowledge, the Real Properties as used at the date of execution of this Agreement, until and including the Closing Date, are in compliance with all applicable zoning and other land use requirements.

          (iii) ACCESS. Seller and Seller Stockholder have obtained all Authorizations and rights-of-way, including proof-of-dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Properties. To the best of Seller and Seller Stockholder's knowledge, there are no restrictions on entrances to or exits from the Real Properties to adjacent public streets and no conditions exist which will result in the termination of the present access from the Real Properties to existing highways and roads.

           (iv) ASSESSMENTS. Neither Seller nor Seller Stockholder has received written notice from any Governmental Entity that the assessed value of any of the Real Properties has been determined to be materially greater than that upon which county, township or school tax was paid for the 1995 tax year. If, at the time of Closing, the Real Properties or any portion thereof are affected by any assessment which is or may become payable in annual installments, of which one or more is then payable or has been paid, then for the purpose of this Agreement, all the unpaid installments of any such assessment including, without limitation, those which are to become due and payable after Closing, shall be prorated in accordance with Section 1.5.

            (v) EMINENT DOMAIN. Neither Seller nor Seller Stockholder has received written notice and has reason to believe that any Governmental Entity having the power of eminent domain over the Real Properties has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Properties that in the aggregate is material to the Business. If between the date of this Agreement and Closing the Real Properties or any portion thereof or interest therein is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Entity having the power of eminent domain informs Seller, Seller Stockholder or Purchaser that it intends to take or condemn all or part of the Real Properties that in the aggregate is material to the Business, then Purchaser may terminate this Agreement.

           (vi) NO VIOLATIONS. The Real Properties and the present uses thereof comply in all material respects with all regulations of the Governmental Entities having jurisdiction over the Real Properties, and neither Seller nor Seller Stockholder has received any written notices from any Governmental Entity, and neither Seller nor Seller Stockholder has any reasonable basis upon which to believe that the Real Properties or any improvements erected or situated thereon, or the uses conducted thereon, violate any regulations of any such Governmental Entity.

          (vii) EXECUTORY CONTRACTS. Neither Seller nor Seller Stockholder is a party to or bound by any material executory contracts for the operation, management or maintenance of the Real Properties.

          (p) AVAILABILITY OF DOCUMENTS. Seller and Seller Stockholder have made available to Purchaser copies of all material documents, including without limitation all of the contracts, permits, licenses, patents, trademarks, copyrights and applications therefor listed in the Schedules. Seller and Seller Stockholder will use their best efforts to obtain any such documents not in its possession and promptly deliver same to Purchaser. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

          (q) ASSETS. Except as set forth in SCHEDULE 3.1(q), the Assets include all rights and property reasonably necessary for the conduct of the Business by Purchaser in the manner in which it has been conducted by Seller for the period of time reflected in the financial statements included as SCHEDULE 3.1(e), and for the conduct of the Business as presently conducted by Seller, and no property excluded from the Assets under Section 1.1(b) constitutes property or rights material to the Business.

          (r) RESTRICTIONS. Neither Seller nor Seller Stockholder is a party to any material agreement, license, Permit, Authorization or other instrument or, to the best of their knowledge, any understanding or oral agreement, and neither Seller nor Seller Stockholder is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award, which materially adversely affects or materially restricts the Business or Assets.

          (s) CONDITIONS AFFECTING SELLER OR SELLER STOCKHOLDER. Other than the transactions contemplated by this Agreement and such conditions as may affect as a whole the well servicing industry generally, there is no fact known to Seller or Seller Stockholder which would materially adversely affect the Business considered as a whole.

          (t) EMPLOYEE BENEFIT PLANS. SCHEDULE 3.1(t) lists all of Seller's and Seller Stockholder's Employee Benefit Plans. Except for the plan maintained by Seller pursuant to Section 401(k) of the Code (the "401(k) PLAN"), Seller is not now and for the preceding five years has not been, a party to any "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller is under no legal obligation to create a new Employee Benefit Plan, or amend an existing Employee Benefit Plan, that would affect any of the employees of Seller or Seller Stockholder who are employed or otherwise compensated for activities involving the Assets or the Business ("AFFECTED EMPLOYEES").

            (i) The 401(k) Plan is a tax-qualified plan under the Code, and, specifically under Code Section 401(a), has remained tax-qualified under the Code since inception, and has been determined by the Internal Revenue Service ("IRS") to be so qualified. The IRS has taken no action to revoke such determination or qualification. Seller shall take all actions necessary or appropriate to fully vest the benefits of the Affected Employees under the 401(k) Plan.

           (ii) Except as provided in Section 7.11, Purchaser shall have no responsibility or liability with respect to benefits which may have accrued or been promised to any Affected Employee under any "Employee Benefit Plan" of Seller or Seller Stockholder, or any member of Seller's or Seller Stockholder's control group as determined under Sections 414(b) or (c) of the Code, or which form an affiliated service group with Seller or Seller Stockholder within the meaning of Section 414(m) of the Code. The term "EMPLOYEE BENEFIT PLAN" includes, but is not limited to any profit sharing, stock, bonus, 401(k), nonqualified deferred compensation, medical, dental, workers' compensation, life insurance, incentive, vacation benefits, and fringe benefits plan or program and each "employee benefit plan" described in Section 3(3) of ERISA. Seller and Seller Stockholder shall indemnify Purchaser as provided in Section VI of this Agreement against and in respect of any Damages (as hereinafter defined) which arise directly or indirectly with respect to an Employee Benefit Plan. Neither Seller nor Seller Stockholder contributes to any "multiemployer plan" as defined in Section 3(37) or 4001(o)(3) of ERISA.

          (iii) Seller and Seller Stockholder shall pay and be liable to Purchaser, and shall indemnify Purchaser as provided in Section VI of this Agreement, from and against and in respect of any and all Damages that arise under section 4980B of the Code, imposed upon, incurred by, or assessed against Purchaser or any of its employees arising by reason of or relating (x) to any failure to comply with the continuation health care coverage requirements of section

4980B of the Code, which failure occurred with respect to any current or prior employee of Seller or any "qualified beneficiary" of such employee (as defined in section 4980B(g)(I) of the Code) on or prior to the Closing Date, and (y) to the excess, if any, of any amounts paid by Purchaser under its health plan to any current or prior employee of Seller as a result of a "qualifying event" (as defined in Section 4980B(f)(3) of the Code) which occurred prior to the Closing Date, over the amount of the "applicable premium" (as defined in section 4980B(f)(4) of the Code) paid to Purchaser or Purchaser's health plan, by such current or prior employee. References to the Code include any amendments that may be made to the Code from time to time.

          (u) PERSONNEL. SCHEDULE 3.1(u) lists the names and monthly or, as applicable, hourly rates of compensation (including base salary, bonus, commissions, and incentive pay) of those Affected Employees whom Purchaser will hire at Closing (the "SELECTED EMPLOYEES") and summarizes the bonus, profit sharing, percentage compensation, automobile, club membership and other like benefits, if any, paid or payable to the Selected Employees during Seller's 1996 fiscal year and to the Effective Date. SCHEDULE 3.1(u) also contains a brief description of all material terms of all written or oral employment agreements, severance agreements, confidentiality agreements, noncompete agreements or similar agreements to which any Selected Employee is or may be subject. Seller has delivered to Purchaser accurate and complete copies of all such agreements, and all other agreements, plans and other instruments to which Seller is a party and under which the Selected Employees are entitled to receive benefits of any nature. To Seller's and Seller Stockholder's knowledge, and except as set forth on SCHEDULE 3.1(u), the employee relations of Seller are good and there is no pending or threatened controversy, labor dispute or union organization campaign between Seller and any of its employees or former employees. None of the Selected Employees are represented by any labor union or organization nor is Seller a party to any collective bargaining agreement. Except as set forth on
SCHEDULE 3.1(u), Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practices complaint or charge of employment discrimination pending, or threatened with respect to a Selected Employee before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other state, federal or local court or Governmental Entity, or any strike, labor dispute, work slowdown or work stoppage pending or, to Seller's or Seller Stockholder's knowledge, threatened against or involving Seller, and Seller has not experienced any material labor difficulty during the last three years.

          (v)  ACCOUNTS RECEIVABLE.  All Accounts Receivable are identified on
SCHEDULE 1.1(a)(xiii) and all such Accounts Receivable will be transferred to Purchaser at the Closing. All Accounts Receivable are reflected properly on the Seller's books and records and on SCHEDULE 1.1(a)(xiii), are valid receivables, are not subject to any setoffs or counterclaims and are collectible.

     3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

          (a)  CORPORATION.   Purchaser is a corporation duly organized, validly
existing and in good standing under the laws of the State of Texas.

          (b) CORPORATE POWER AND AUTHORIZATION. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

          (c) VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party under, (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (iii) the Articles of Incorporation or Bylaws of, or any securities issued by, Purchaser, or (iv) any contract to which Purchaser is a party or by which Purchaser is otherwise bound. Except as otherwise contemplated by this Agreement, no Authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

     3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. All statements of fact contained in any written statement (including financial statements), certificate, instrument or document delivered by or on behalf of Seller pursuant to this Agreement shall be deemed representations and warranties of Seller and of Seller Stockholder. The representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect as provided in Section 6.4. The period during which a representation and warranty shall survive is referred to herein, with respect to such representation or warranty, as the "SURVIVAL PERIOD." A claim for indemnification under Article VI relating to any of the representations and warranties may be made if a written notice asserting a claim has been given in accordance with Article VI within the Survival Period with respect to such matter. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. All covenants and agreements contained herein shall survive without limitation. All representations, warranties, covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

                     ARTICLE IV - AGREEMENTS PENDING CLOSING

                             [intentionally omitted]


                 ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING

                             [intentionally omitted]


                          ARTICLE VI - INDEMNIFICATION

         ------------------------------------------------------------
         ------------------------------------------------------------

                      THE FOLLOWING SECTIONS ARE IMPORTANT
                          AND SHOULD BE READ CAREFULLY.

         ------------------------------------------------------------
         ------------------------------------------------------------

     6.1  DEFINITIONS.

          (a) "GOVERNMENTAL ENTITY" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or person exercising, executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          (b) "INDEMNITEE" shall mean the person or persons indemnified, or entitled or claiming to be entitled to be indemnified, pursuant to the provisions of Article VI.

          (c) "INDEMNITOR" shall mean the person or persons having the obligation to indemnify pursuant to the provisions of Article VI.

     6.2  INDEMNIFICATION BY SELLER.  Except as otherwise limited by this
Article VI or by Section 3.3 (Survival of Representations and Warranties and Covenants), Seller and Seller Stockholder, jointly and severally, agree to indemnify, defend and hold harmless Purchaser and each of its officers, directors, employees, agents, shareholders and controlling persons, and their respective successors and assigns, separate consideration for which is hereby acknowledged, of, from and against and in respect of any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of Remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action including attorneys' fees and expenses and all fees and expenses of consultants and other professionals) ("DAMAGES") actually suffered, incurred or realized by such party (collectively, "PURCHASER LOSSES") arising out of or resulting from or relating to any of the following:

          (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Seller or Seller Stockholder in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to Purchaser pursuant to this Agreement, including the Schedules;

          (b) any liability other than the Assumed Liabilities relating to the Assets or the Business, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including without limitation, any Tax liabilities of Seller pertaining to the Assets or the Business, in connection with the operation of the Business by Seller prior to Closing;

          (c) any products manufactured, sold or distributed or services provided by or on behalf of Seller on or prior to the Closing Date or with respect to any claims made pursuant to warranties to third persons in connection with products manufactured, sold or distributed or services provided by or on behalf of Seller on or prior to the Closing Date;

          (d) if (i) a claim is asserted or threatened by a third party (including any Governmental Entities), or (ii) Remediation is clearly required to comply with Environmental, Health and Safety Laws, any Environmental Losses in connection with, relating to, or arising from conditions in existence on or prior to the Closing Date;

          (e) if (i) a claim is asserted or threatened by a third party (including any Governmental Entities) or (ii) Remediation is clearly required to comply with Environmental, Health and Safety Laws, Remediation of any Contamination (i) existing prior to or on the Closing Date at, on or under the Real Properties or neighboring or adjacent properties or (ii) at any offsite location required as a result of the operation of the Business prior to or on the Closing Date;

          (f) those matters referenced in paragraph 1 (relating to the McBay matter) of SCHEDULE 3.1(l) and third party claims involving the presence of Hazardous Substances at off-site locations arising from Seller's operations or activities, including but not limited to transportation or disposal activities; and

          (g) any claims arising from, in connection with, or relating to, any breach of this Agreement.

     6.3  INDEMNIFICATION BY PURCHASER.  Except as otherwise limited by this
Article VI and Section 3.3 (Survival of Representations and Warranties and Covenants), Purchaser agrees to indemnify, defend and hold Seller and Seller Stockholder and each of their respective officers, directors, employees, agents, shareholders and controlling persons and their successors and assigns harmless, separate consideration for which is hereby acknowledged, of, from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "SELLER LOSSES") arising out of or resulting from any of the following:

          (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Purchaser in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to Seller pursuant to this Agreement;

          (b)  any Assumed Liability; or

          (c) assuming a claim is asserted or threatened by a third party (including any Governmental Entities), any Environmental Loss arising out of or resulting from or relating to Purchaser's operation of the Business after the Closing Date.

     6.4 LIMITATIONS. Notwithstanding anything to the contrary contained herein:

          (a)  Seller and Seller Stockholder shall have no liability under this
Article VI, and Purchaser shall have no liability under this Article VI, unless notice of a claim for indemnity shall have been given within 24 months after the Closing Date except that:

          the Seller or Seller Stockholder may give notice of and make a claim for indemnity arising under Section 6.3(b) and 6.3(c) within the period of the applicable statute of limitations pertaining to the claim; and

          the Purchaser may give notice of and make a claim for indemnity arising under (i) Section 6.2(f) at any time; and
          (ii) Section 6.2(d) or (e) within 60 months after the Closing Date.

          (b) The aggregate liability of Seller and Seller Stockholder, or of Purchaser, for any matters covered by this Article VI shall be limited in each case to $2 million; provided, however, the aggregate liability of Seller and Seller Stockholder shall be limited to the Purchase Price as to events or occurrences covered by Section 6.2(d) and (e) and such limitations shall not apply in any manner to events or occurrences covered by Section 6.2(f) or to the known breach of any representation or warranty by any Indemnitor.

          (c)  Seller and Seller Stockholder shall not be liable under this
Article VI unless and until the aggregate amount of any Purchaser Losses exceeds $100,000; and Purchaser shall not be so liable unless and until any Seller Losses exceed $100,000; provided, however, liability under this Article VI shall not be so limited if Purchaser Losses arise under Section 6.2(b), (d), (e), or if Seller Losses arise under Section 6.3(b) or (c).

     6.5  PROCEDURE.    All claims for indemnification shall be asserted and
resolved as follows:

          (a) An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of an Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that actually could have been avoided had such notice been provided within the required time period.

          (b) The obligations and liabilities of an Indemnitor with respect to Damages arising from claims of any third party that are subject to the indemnification provided for in this Article VI ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions: If an Indemnitee receives notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to the Indemnitee. If the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as reasonably required by the Indemnitor. If the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

     6.6  PAYMENT AND OFFSET.  Payment of any amount due pursuant to this
Article VI shall be made by the Indemnitor within 30 business days after notice is sent by the Indemnitee. Purchaser may, at its option, offset any Purchaser Losses against any amount due under the Note.

     6.7 FAILURE TO PAY INDEMNIFICATION. If and to the extent an Indemnitee makes written demand upon an Indemnitor for indemnification pursuant to this
Article VI and the Indemnitor refuses or fails to pay in full within 30 business days of such written demand, then the Indemnitee after arbitration of the matter may use any legal or equitable remedy to collect from the Indemnitor the amount of its Damages. Nothing contained herein is intended to limit or constrain an Indemnitee's rights against an Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

     6.8 ADJUSTMENT OF LIABILITY. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any Damages under this
Article VI shall be net of any insurance recovery by an Indemnitee on account of such Damages from an unaffiliated party.

     6.9 EXPRESS NEGLIGENCE. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

     6.10 ARBITRATION.

          (a) NEGOTIATION PERIOD. All disputes arising under this Agreement (other than a suit for injunctive relief as set forth in Section 9.13 hereof or an action involving a third party) or arising with respect to any transaction contemplated hereby will be subject to binding arbitration in San Antonio, Texas in accordance with this Section 6.10. If such a dispute exists, the parties shall attempt for a 30-day period (the "NEGOTIATION PERIOD") from the date any party gives any one or more of the other parties notice (a "DISPUTE NOTICE") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute and shall be delivered to each party to this Agreement to whom the dispute relates. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

          (b) COMMENCEMENT OF ARBITRATION. If a resolution is not reached by the parties prior to the end of the Negotiation Period, each party shall have 10 days from the end of such period to give each other party who received a Dispute Notice written notice of the selection of an independent arbitrator. If only one party gives such written notice, the arbitrator selected by that party (the "FINAL ARBITRATOR") shall make a final and binding determination as to the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. If more than one party selects an arbitrator, the arbitrators so selected shall, within 10 days of the last timely notice of selection of an arbitrator, select a different independent arbitrator (also referred to herein as the "FINAL ARBITRATOR") who shall make a final and binding determination of the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. Following the selection of the Final Arbitrator, the other arbitrators selected shall have no further responsibilities hereunder. Each arbitrator selected hereunder shall be experienced in the arbitration of complex commercial disputes.

          (c) CONSOLIDATION OF HEARINGS. If more than one party delivers a Dispute Notice to one or more other parties pursuant to this Section 6.10, the Final Arbitrators selected with respect to each such Dispute Notice may elect, in their sole discretion, to combine the matters set forth in one or more, but not necessarily all, of the Dispute Notices into one or more hearings, in which case, the Final Arbitrators shall adjust the time deadlines set forth herein as they determine appropriate, and shall decide which one of them will hear the evidence and render a final determination with respect to each hearing.

          (d) DISCOVERY. Unless the Final Arbitrator otherwise directs, each party to an arbitration shall be entitled to one deposition, lasting no more than one day, of a designated representative of each other party to the arbitration prior to the arbitration hearing; and each party shall be entitled, within 30 days of the appointment of the Final Arbitrator, to serve upon each other party one set of Interrogatories (seeking no more than 30 responses), one set of Requests for Production (limited to 30 requests) and one set of Requests for Admission (limited to 30 requests), each of which shall be answered by the recipient thereof within two weeks of its receipt. Otherwise, the arbitration shall be conducted by the Final Arbitrator and not by the American

Arbitration Association, but the Final Arbitrator shall conduct the arbitration in accordance with the rules of the American Arbitration Association.

          (e) CONCLUSION OF ARBITRATION. Unless the Final Arbitrator otherwise directs, the decision of the Final Arbitrator as to the parties' respective rights and obligations shall be made within 60 days of the end of the Negotiation Period and shall be binding on the parties. The Final Arbitrator may determine that a party is entitled to damages hereunder from one or more other parties, and the manner in which such damages shall be assessed against the other parties. However, the Final Arbitrator may not award emotional distress or punitive damages.

          (f) EXPENSES OF ARBITRATORS. The expenses of the Final Arbitrator shall be shared equally by the parties to the arbitration. The expenses of each other arbitrator selected hereunder shall be borne by the party selecting such arbitrator.

     6.11 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this Agreement are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.


                       ARTICLE VII - POST CLOSING MATTERS

     7.1 DISCHARGE OF BUSINESS OBLIGATIONS. Following the Closing Date, Seller or Seller Stockholder shall pay and discharge, in accordance with past practice but not less than 45 days within receipt of an invoice, all obligations and liabilities incurred prior to the Closing Date in respect of the Business and the Assets, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder and except to the extent prorated pursuant to Section 1.5), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business. Seller, Seller Stockholder and Purchaser shall each use its best efforts following the Closing to ensure a smooth transition of Seller's operations to Purchaser.

     7.2 MAINTENANCE OF BOOKS AND RECORDS. Seller, Seller Stockholder and Purchaser shall each preserve all records possessed by such party relating to the Business or Assets prior to the Closing Date for a period of at least six years following the fiscal year to which the records relate. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties and their representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Assets or Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (x) as required by law, (y) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (z) where such information becomes available to the public generally, or becomes generally known to competitors of such party through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy the records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     7.3 PAYMENTS RECEIVED. Seller, Seller Stockholder and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. Following the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets transferred to Purchaser hereunder, for the sole purpose of depositing such items into accounts over which Seller has signatory authority.

     7.4 USE OF NAME. Within 60 days following the Closing, Purchaser shall have changed all signage on the Assets to delete references to "Mobley."

     7.5 INQUIRIES. Following the Closing Date, Seller and Seller Stockholder will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. Seller and Seller Stockholder will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements. In addition, Seller and Seller Stockholder shall take all reasonable steps necessary to convey to Purchaser any Assets used in the normal course of the Business which are not listed in the Schedules set forth in Section 1.1(a) of this Agreement.

     7.6  [OMITTED]

     7.7 TRANSITION PERIOD. During the six-month period following the Closing (the "TRANSITION PERIOD"), the parties shall operate the Business in the following manner:

          (a) COLLECTIONS. Purchaser's employees shall issue invoices for work in process as of the Closing Date for both the portion of the work completed by Seller prior to the effective date of the Closing and the portion of the work completed by Purchaser thereafter.

          (b) ACCOUNTING. Purchaser's employees will assist Seller as reasonably necessary to close out Seller's books and records related to the Business.

          (c) LICENSES AND PERMITS. Seller and Seller Stockholder will continue to cooperate with Purchaser in connection with Purchaser's applications for the transfer, renewal or issuance of any permits, licenses, approvals or other Authorizations and as required to satisfy any regulatory requirements arising as a result of the sale of the Business pursuant to this Agreement, provided that all out-of-pocket expenses incurred in connection therewith shall be paid by Purchaser.

     7.8 ACCOUNTING RECORDS. For a five-year period following the Closing, Seller and Seller Stockholder will use their best efforts to take all action necessary or appropriate to allow Purchaser to obtain access to audit work papers of Seller and Seller Stockholder's accountants for the immediately preceding five years, if Purchaser requests such access in connection with the audit by Purchaser of Seller for periods preceding the Closing.

     7.9 NONDISCLOSURE OF PROPRIETARY INFORMATION. Seller and Seller Stockholder agree that, from and after the Closing Date, Seller, Seller Stockholder and their subsidiaries shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person other than Purchaser any proprietary information relating to the Business or the Assets (the "PROPRIETARY INFORMATION") that is not generally known to the public or use any Proprietary Information for any purpose. Seller and Seller Stockholder acknowledge that all documents and objects containing or reflecting any Proprietary Information whether developed by Seller, Seller Stockholder or by a third party for Seller or Seller Stockholder, will after the Closing Date become the exclusive property of Purchaser and be delivered to Purchaser.

     7.10 CONTACT WITH FORMER EMPLOYEES. Seller and Seller Stockholder agree for a period of two years following the Closing Date, not to solicit, directly or indirectly, any of Purchaser's employees, or employees of Purchaser's subsidiaries.

     7.11 ACCRUED VACATION. With respect to employees of Seller or Seller Stockholder who, upon Closing, become employees of Purchaser, Purchaser agrees to provide accrued but unused vacation equal to the unused vacation such employee previously had with Seller. The cost of any such accrued vacation shall be determined at Closing, and the Purchase Price shall be reduced by a like amount.

     7.12 ASSUMED OBLIGATIONS. Purchaser shall fulfill in all material respects the obligations it assumes in connection with the Assumed Liabilities, and shall indemnify Seller for any loss or expense incurred by Seller for events occurring after the Closing Date relative to the Assumed Liabilities.

     7.13 ACCOUNTS RECEIVABLE. Purchaser shall pay to Seller or Seller Stockholder within ten days following the month of collection all amounts collected pursuant to the Accounts Receivable in excess of $500,000, net of actual out of pocket expenses, upon and subject to the following terms and conditions:

          (a) If Purchaser is unable to collect a minimum of $500,000 from the Accounts Receivable using commercially reasonable business practices within 120 days of the Closing Date, Purchaser shall be entitled to an adjustment of the Purchase Price payable within 10 days of demand, equal to $500,000, less the net amounts actually collected;

          (b) Purchaser may, in its sole discretion without the consent of Seller or Seller Stockholder, write down any of the Accounts Receivable by up to 10% (but not more than $7500 in the aggregate), if such action is otherwise in a manner that is consistent with commercially reasonable business practices and Purchaser's previous collection efforts. Purchaser shall provide Seller with current, monthly reports of collections of the Accounts Receivable;

          (c) Purchaser shall, 120 days following the Closing Date, and upon payment from Seller in accordance with Section 7.13(a), assign without recourse any uncollected or uncollectible Accounts Receivable to Seller or Seller Stockholder;

          (d) Purchaser, Seller and Seller Stockholder agree to cooperate in good faith to maximize the amounts collected pursuant to this provision.

          (e) Purchaser agrees to file merchants' and mechanics' liens with respect to such Accounts Receivable in a timely manner.

     7.14 NOTICE. Until four years following the Closing, Seller and Seller Stockholder shall provide Purchaser with written notice 90 days prior to any distribution to shareholders, any liquidation or dissolution or other similar event or in any case in which Seller Stockholder has reason to believe that its net assets will be less than $1.0 million.

     7.15 ADDITIONAL OBLIGATIONS. Seller and Seller Stockholder shall complete each of the procedures and processes referenced in SCHEDULE 7.15, using a consultant reasonably satisfactory to Purchaser and in accordance with all Environmental, Health and Safety Laws and Authorizations (and without causing unreasonable interference with the Business) as soon as practicable but in no event later than January 31, 1997.

     7.16 PRESS RELEASE. Upon the execution of this Agreement, the parties will cooperate in the drafting and issuance of respective press releases concerning this Agreement. Except for such press releases and discussions with employees and customers as mutually agreed to by Seller, Seller Stockholder and Purchaser and except as required by applicable law, none of the parties shall give notice to any third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other parties, which approval shall not be unreasonably withheld.

     7.17 OPERATION OF RADIO. During the period between Closing and the date that Purchaser receives a license to operate the dispatch radio system conveyed as part of the Assets, Seller shall operate the radio for the benefit of and in accordance with the instructions of Purchaser.

                           ARTICLE VIII - TERMINATION

                             [intentionally omitted]


                           ARTICLE IX - MISCELLANEOUS

     9.1 FINDERS' FEES. Except as set forth on SCHEDULE 9.1, Seller and Seller Stockholder represent to Purchaser and Purchaser represents to Seller and Seller Stockholder that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and each agrees to indemnify and hold harmless the other against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of its dealings, arrangements or agreements with any such person.

     9.2 EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     9.3 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party; provided, however, Purchaser may assign its rights and obligations hereunder to any other entity that is controlling, controlled by or under common control with Purchaser. Purchaser shall give Seller prompt written notice of any such assignment. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

     9.4 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram, facsimile, first class mail, postage prepaid, or overnight courier as follows:

     If to Purchaser, to:                    With a copy to:

     Dawson Production Services, Inc.        Jenkens & Gilchrist,
     901 N.E. Loop 410, Suite 700            A Professional Corporation
     San Antonio, Texas  78209-1306          600 Congress Avenue, Suite 2200
     ATTN:  Michael E. Little                Austin, Texas  78701
     Facsimile Number:  (210) 930-3345       ATTN:  J. Rowland Cook
                                             Facsimile Number:  (512) 404-3520

     If to Seller, to:                       With a copy to:

     Mobley Company, Inc.                    Brown McCarroll & Oaks Hartline
     c/o Brown McCarroll & Oaks Hartline     111 Congress Avenue, Suite 1400
     111 Congress Avenue, Suite 1400         Austin, Texas  78701
     Austin, Texas 78701                     ATTN:  Howard Rose
     ATTN: Howard Rose                       Facsimile Number:  (512) 479-1101
     Facsimile Number: (512) 479-1101

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or faxed or five business days after the date so mailed, or on the day after the date delivered to Federal Express or another similar courier marked for next day delivery if delivered within the continental United States, and, if delivered overseas, two business days after the date so delivered to DHL, Federal Express or another similar overseas delivery service.

     9.5 GOVERNING LAW. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Texas (without regard to the choice or conflicts of law provisions of Texas law).

     9.6 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, certain other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     9.7 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. All Exhibits and Schedules referred to herein are incorporated herein in full and are specifically made a part of this Agreement.

     9.8 HEADINGS. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided if any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the effective period of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this

Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when all counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement as to a party to produce or account for any of the other counterparts signed by another party not joined in the action.

     9.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "INCLUDING" shall mean including without limitation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "PERSON" herein shall include an individual, firm, corporation, partnership, trust, Governmental Entity, association, unincorporated organization and any other entity. Any references to a Section, Article, Schedule or Exhibit are to sections, articles, schedule and exhibits to this Agreement, unless otherwise specifically stated.

     9.12 WAIVER. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.13 SPECIFIC PERFORMANCE. Seller and Seller Stockholder acknowledge and agree that Purchaser would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Seller and Seller Stockholder agree that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 6.9), in addition to any other remedy to which they may be entitled, at law or in equity.

     9.14 SUBMISSION TO JURISDICTION. Each of the parties submits to the jurisdiction of any state or federal court sitting in Austin, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims or proceedings will be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     9.15 GOOD FAITH. The parties agree to act in good faith in the performance and enforcement of the Agreement.

     9.16 ATTORNEYS' FEES. Except as otherwise provided in Section 6.10, if any arbitration or action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party; provided, however, that no party shall be a prevailing party unless such party has recovered more or paid less as a result of arbitration or a final order resulting from judicial proceedings than the amount offered by an opposing party to settle the dispute.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                              DAWSON PRODUCTION SERVICES, INC.



                              By:  /s/ P. Mark Stark
                                 -------------------------------------------
                                   P. Mark Stark, Vice President and
                                   Chief Financial Officer


                              MOBLEY COMPANY, INC.



                              By:  /s/ W. Christopher Chisholm
                                 -------------------------------------------
                                   W. Christopher Chisholm, Vice President

                              MOBLEY ENVIRONMENTAL SERVICES, INC.



                              By:  /s/ W. Christopher Chisholm
                                 ------------------------------------------
                                   W. Christopher Chisholm, Vice President
                                   and Chief Financial Officer

                                LIST OF SCHEDULES
                                -----------------

Schedule 1.1(a)(i)       Fee Properties
Schedule 1.1(a)(ii)      Leased Properties
Schedule 1.1(a)(iii)     Trademarks
Schedule 1.1(a)(iv)      Assigned Contracts
Schedule 1.1(a)(v)       Vehicles
Schedule 1.1(a)(vi)      Vehicle Operating Leases
Schedule 1.1(a)(vii)     Equipment Leases
Schedule 1.1(a)(viii)    Equipment
Schedule 1.1(a)(x)       Personal Property
Schedule 1.1(a)(xi)      Permits
Schedule 1.1(a)(xiii)    Accounts Receivable
Schedule 1.1(b)          Excluded Assets
Schedule 1.4(a)          Assumed Liabilities
Schedule 3.1(a)          Corporate Jurisdiction
Schedule 3.1(c)          Validity of Contemplated Transactions
Schedule 3.1(e)          Financial Statements
Schedule 3.1(i)          Permitted Liens
Schedule 3.1(j)          Compliance with Laws; Authorizations
Schedule 3.1(l)          Litigation
Schedule 3.1(m)          Contracts and Commitments
Schedule 3.1(n)          Environmental Matters
Schedule 3.1(o)          Real Properties
Schedule 3.1(q)          Assets
Schedule 3.1(t)          Employee Benefit Plans
Schedule 3.1(u)          Personnel
Schedule 7.15            Additional Obligations
Schedule 9.1             Finders' Fees